Pyramid Oil Company	FOR IMMEDIATE RELEASE:

Pyramid Oil Company Files Shelf Registration Statement

BAKERSFIELD, Calif. – November 6, 2013 – Pyramid Oil Company (NYSE MKT: PDO) today announced it has filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission (SEC). When declared effective by the SEC, the registration statement will give Pyramid the flexibility to offer and sell from time to time, up to $30 million of the Company’s common stock. Pyramid does not have immediate plans to sell securities under the shelf registration statement.

After the shelf registration becomes effective, the Company may offer and sell such securities through one or more methods of distribution, subject to market conditions and Pyramid’s capital needs. The terms of any offering under the shelf registration statement will be established at the time of such offering and will be described in a prospectus supplement filed with the SEC prior to completion of the offering.

Mike Herman, interim president and CEO, said, “We intend to take a more active approach to increasing our reserve base, production volumes, cash flow, and ultimately, value for our shareholders. Although we have no near-term to sell equity, this shelf registration statement gives us the ability to act quickly should compelling opportunities arise.”

Herman said management will consider both organic opportunities, such rework programs on existing Pyramid properties, as well as external prospects such as acquisitions and joint ventures.

Pyramid continues to maintain a healthy balance sheet. At June 30, 2013, the Company held cash, cash equivalents and short-term investments of $6.3 million, total current assets of $7.3 million, and working capital of $6.7 million. Pyramid also held long-term assets in the form of certificates of deposit of $1.1 million. The Company’s current ratio was 13:1 and it carried no long-term debt.

The shelf registration statement has been filed with the SEC, but has not yet become effective. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This press release shall not constitute a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such jurisdiction. Any offer of these securities will be made solely by means of the prospectus included in the registration statement and any prospectus supplement that may be issued with respect to such offering.

About Pyramid Oil Company
Pyramid Oil Company has been in the oil and gas business continuously since incorporating in 1909. Pyramid acquires interests in land and producing properties through acquisition and lease, and then drills and/or operates crude or natural gas wells in an effort to discover or produce oil and/or natural gas. More information about the Company can be found at: http://www.pyramidoil.com.

Safe Harbor Statement

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995, including statements regarding the completion and testing of wells. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Factors that could cause or contribute to such differences include, but are not limited to the value of crude oil or the performance of wells.

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CONTACT:

Geoff High

Principal

Pfeiffer High Investor Relations, Inc.

303-393-7044